Exhibit 4.4

PACIFIC GOLD CORP.

$_____

TWELVE PERCENT (12%) CONVERTIBLE NOTE

DATED _____, 2012

THIS NOTE (the “Note”) is a duly authorized Convertible Note of PACIFIC GOLD CORP., a(n) NEVADA corporation (the “Company”).

FOR VALUE RECEIVED, the Company promises to pay _____ (the “Holder”), the principal sum of $_____ (the “Principal Amount”) or such lesser principal amount following the conversion or conversions of this Note in accordance with Paragraph 2 (the “Outstanding Principal Amount”) on _____, 2013 (the “Maturity Date”), and to pay interest on the Outstanding Principal Amount (“Interest”) in a lump sum on the Maturity Date, at the rate of twelve percent (12%) per Annum (the “Rate”) from the date of issuance.

Accrual of Interest shall commence on the date of this Note and continue until the Company repays or provides for repayment in full the Outstanding Principal Amount and all accrued but unpaid Interest.  Accrued and unpaid Interest shall bear Interest at the Rate until paid, compounded monthly.  The Outstanding Principal Amount of this Note is payable on the Maturity Date in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Note Register of the Company as designated in writing by the Holder from time to time.  The Company may prepay principal and interest on this Note at any time before the Maturity Date.

The Company will pay the Outstanding Principal Amount of this Note on the Maturity Date, free of any withholding or deduction of any kind (subject to the provision of paragraph 2 below), to the Holder as of the Maturity Date and addressed to the Holder at the address appearing on the Note Register.

This Note is subject to the following additional provisions:

1.           All payments on account of the Outstanding Principal Amount of this Note and all other amounts payable under this Note (whether made by the Company or any other person) to or for the account of the Holder hereunder shall be made free and clear of and without reduction by reason of any present and future income, stamp, registration and other taxes, levies, duties, cost, and charges whatsoever imposed, assessed, levied or collected by the United States or any political subdivision or taxing authority thereof or therein, together with interest thereon and penalties with respect thereto, if any, on or in respect of this Note (such taxes, levies, duties, costs and charges being herein collectively called “Taxes”).

2.           The Holder of this Note is entitled, at its option, at any time after the issuance of this Note, to convert all or any lesser portion of the Outstanding Principal Amount and accrued but unpaid Interest into Common Stock at a conversion price (the “Conversion Price”) for each share of Common Stock equal to at a price which is a 45% discount from the lowest VWAP in the five days prior to the day that the Holder requests conversion, unless otherwise modified by mutual agreement between the Parties (the “Conversion Price”).  (The Common stock into which the Note is converted shall be referred to in this agreement as “Conversion Shares.”)  The Issuer will not be obligated to issue fractional Conversion Shares.  For the purpose of this section, the closing bid price of the Common Stock shall be the closing bid price as reported by the Nasdaq Stock Market, or the closing bid price in the over-the-counter market or, if the Common Stock is listed on another stock market or exchange, the closing bid price on such exchange as reported in the Wall Street Journal.  The Holder may convert this Note into Common Stock by surrendering the Note to the Company, with the form of conversion notice attached to the Note as Exhibit B, executed by the Holder of the Note evidencing such Holder’s intention to convert the Note.

Furthermore, the Investor will be unable to convert the Note into common stock at a Conversion Price taken from a market price that is below $0.011 (the “Initial Floor Price”). If the common stock trades below the Initial Floor Price (the “Sub-Floor Trade”), the stock must close above the Initial Floor Price for three consecutive days in the fifteen days following the date of the Sub-Floor Trade in order for this agreement to remain bound by the Initial Floor Price. If the stock does not close above the Initial Floor Price for three consecutive days in the fifteen days following the date of the Sub-Floor Trade, the floor will be amended to $0.0055 (the “Amended Floor Price”). If the common stock trades below the Amended Floor Price (the “Second Sub-Floor Trade”), the stock must close above the Amended Floor Price for three consecutive days in the fifteen days following the date of the Second Sub-Floor Trade in order for this agreement to remain bound by the Amended Floor Price. If the stock is unable to close above the Amended Floor Price for three consecutive days in the fifteen days following the date of the Second Sub-Floor Trade, (i) the Amended Floor Price will be amended to a price that is 50% of the average of the lowest three trading prices during the prior ten days (the “Market Determined Floor”). If the common stock trades below the Market Determined Floor (the “Market Sub-Floor Trade”), the stock must close above the Market Determined Floor for three consecutive days in the fifteen days following the date of the Market Sub-Floor Trade in order for this agreement to remain bound by the Market Determined Floor. If the stock is unable to close above the Market Determined Floor for three consecutive days in the fifteen days following the Market Sub-Floor trade, the floor will continuously be priced by way of the calculation discussed in Section 2.1 (i) of this Note until the end of Section 2.1 until the principal and accrued interest owed to the Investor represented by this Note has been fully exhausted.

The Company will not issue fractional shares or scrip representing fractions of shares of Common Stock on conversion, but the Company will round the number of shares of Common Stock issuable up to the nearest whole share.  The date on which a Notice of Conversion is given shall be deemed to be the date on which the Holder notifies the Company of its intention to so convert by delivery, by facsimile transmission or otherwise, of a copy of the Notice of Conversion.  Notice of Conversion may be sent by email to the Company, attn: Mr. Mitchell Geisler, COO.  The Holder will deliver this Note, together with original executed copy of the Notice of Conversion, to the Company within three (3) business days following the Conversion Date.  At the Maturity Date, the Company will pay any unconverted Outstanding Principal Amount and accrued Interest thereon, at the option of the Company, in either (a) cash or (b) Common Stock valued at a price equal to the Conversion Price determined as if the Note was converted in accordance with its terms into Common Stock on the Maturity Date.

3.           Except as provided herein, the obligations of the Company on this Note are absolute and unconditional as to the payment of the Outstanding Principal Amount at the Maturity Date, and payment shall be in the coin or currency herein prescribed.  This Note and all other Notes now or hereafter issued on similar terms as replacements thereof are direct obligations of the Company.

In the event of any liquidation, reorganization, winding up or dissolution of the Company, whether voluntarily or as a result of bankruptcy or other action, the repayment of this Note shall be pari passu with all the other outstanding indebtedness of the Company, subject only to any rights of statutory and judicial lien holders from time to time and to the rights  of holders of security interests in the property of the Company whether existing at the making of the Note or granted in respect of the acquisition of assets from time to time hereafter. Subject to the foregoing, the Company covenants that it will not enter into any debt, including debt from financial institutions or private lenders for general purposes, that ranks superior in right of payment to the debt represented by this Note.

4.           If at any time or from time to time after the date of this Note, the Common Stock issuable upon the conversion of the Note is changed into the same or different numbers of shares of any class or classes of stock, whether by recapitalization or otherwise, then in each such event the Holder shall have the right thereafter to convert the Note into the kind of security receivable in such recapitalization, reclassification or other change by holders of Common Stock, all subject to further adjustment as provided herein.  In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock issued in connection with the above described transaction.

5.           If one or more of the “Events of Default” as described in the Agreement shall occur, the Company agrees to pay all costs and expenses, including reasonable attorney’s fees, which the Holder may incur in collecting any amount due under, or enforcing any terms of, this Note.

6.           Prepayment.  At any time that the Note remains outstanding, upon three business days’ written notice (the “Prepayment Notice”) to the Holder, the Company may pay 150% of the entire Outstanding Principal Amount of the Note plus any accrued but unpaid Interest.  If the Company gives written notice of prepayment, the Holder continues to have the right to convert principal and interest on the Note into Conversion Shares until three business days elapses from the Prepayment Notice.

7.           The Company covenants that until all amounts due under this Note are paid in full, by conversion or otherwise, unless waived by the Holder or subsequent Holder in writing, the Company shall:

give prompt written notice to the Holder of any Event of Default or of any other matter which has resulted in, or could reasonably be expected to result in a materially adverse change in its financial condition or operations;

give prompt notice to the Holder of any claim, action or proceeding which, in the event of any unfavorable outcome, would or could reasonably be expected to have a Material Adverse Effect (as defined in the Note Purchase Agreement) on the financial condition of the Company;

at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of this Note into Common Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Outstanding Principal Amount of this Note into Common Stock.

8.           Upon receipt by the Company of evidence from the Holder reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note,

(i) in the case of loss, theft or destruction, upon provision of indemnity reasonably satisfactory to it and/or its transfer agent, or

(ii) in the case of mutilation, upon surrender and cancellation of this Note, then the Company at its expense will execute and deliver to the Holder a new Note, dated the date of the lost, stolen, destroyed or mutilated Note, and evidencing the outstanding and unpaid principal amount of the lost, stolen, destroyed or mutilated Note.

9.           If any term in this Note is found by a court of competent jurisdiction to be unenforceable, then the entire Note shall be rescinded, the consideration proffered by the Holder for the remaining Debt acquired by the Holder not converted by the Holder in accordance with this Note shall be returned in its entirety and any Conversion Shares in the possession or control of the Investor shall be returned to the Issuer.

10.           The Note and the Agreement between the Company and the Holder (including all Exhibits thereto) constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof.  Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

11.           This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized, as of the date first written above.

PACIFIC GOLD CORP.

By:___________________________________

Mitchell Geisler, COO

NOTICE OF CONVERSION

The undersigned hereby elects to convert $________________ principal amount of the Note (defined below) into Shares of Common Stock of PACIFIC GOLD CORP., a(n) NEVADA Corporation (the “Borrower”) according to the conditions of the convertible Notes of the Borrower dated as of _____, 2012 (the “Notes”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

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The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker: __________________________________________

Account Number: ____________________________________________________

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The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below:

_____

Date of Conversion:
Conversion Price:
Shares to Be Delivered:
Remaining Principal Balance Due After This Conversion:
Signature
Print Name:

Notes issued and outstanding with this Form

$30,000	April 23, 2012
$500,000	May 8, 2012
$18,000	July 18, 2012